EXHIBIT 8

                                                              February 11, 1998

To the Board of Directors
of Project Software & Development, Inc.

Gentlemen:

     Reference is made to resolutions adopted today by the Board of Directors of Project Software & Development, Inc. (the "Company") with respect to the form of proxy materials for the annual meeting of stockholders of the Company scheduled to be held on March 31, 1998 (the "Annual Meeting"). This is to confirm that, in consideration of the Board's determination, as set forth in such resolution, not to nominate a candidate for election as a Class II director to fill the vacancy created by the expiration of the term of Charles S. Jones or to solicit proxies in opposition to the election of Mr. Stanzler, and of the Company's solicitation of proxies pursuant to the Proxy Materials described in such resolution, I will withdraw the preliminary proxy materials filed by me with the Securities and Exchange Commission (the "Commission") in respect of the Annual Meeting, and will not file with the Commission or disseminate to any stockholder of the Company any other proxy material with respect to the Annual Meeting.

     In addition, I acknowledge that I have been advised by the Board of Directors that the Board considers information concerning the steps currently being taken by the Company to explore its strategic alternatives, including, without limitation, its engagement of NationsBanc Montgomery Securities LLC to act as financial advisor to the Company and to assist the Company in identifying potential candidates for a strategic combination or other transaction involving the Company (collectively, the "Strategic Information"), to constitute confidential, proprietary information of the Company, disclosure of which could cause substantial damage to the interests of the Company and its stockholders. Without necessarily accepting that characterization of the Strategic Information, I hereby agree that for a period of six months from the date hereof, I will not, without the written consent of the Board of Directors, disclose to any person (other than Susan H. Daniels or my counsel, subject to the agreement of each of them to maintain its confidentiality) any Strategic Information of the Company.

                                                Very truly yours,




                                                Robert L. Daniels